EXHIBIT 99-1
Vectren Corporation
                                                     P.O. Box 209 Evansville, IN
                                                     47702-0209
FOR IMMEDIATE RELEASE
March 2, 2005

Contact: Media - Mike Roeder, (812) 491-4143 or mroeder@vectren.com Investor Relations - Steve Schein, (812) 491-4209 or sschein@vectren.com

              Vectren's Gas Marketing Joint Venture Plans to Appeal
                        Unfavorable Alabama Court Result

Evansville, Ind. -- Vectren Corporation (NYSE: VVC) announced today that ProLiance Energy LLC, a gas marketing firm based in Indianapolis and co-owned by Vectren and Citizens Gas and Coke Utility, plans to appeal the verdict awarded the gas utility department of the City of Huntsville, Alabama. An Alabama jury awarded Huntsville Utilities $8.2 million in compensatory damages and $25 million in punitive damages in a civil suit concerning ProLiance's provision of natural gas for the city utility in the winter of 2000 and 2001. Huntsville Utilities claims that all or a portion of the compensatory damages may be subject to trebling under applicable Federal statutes. Issues still pending before the trial court also include efforts by ProLiance to reduce the amount of the verdict. The court may issue its final rulings on the verdict by April or May. Formal action by ProLiance to appeal the verdict is expected if the verdict is not set aside by the court.

"ProLiance management believes there are reasonable grounds to set aside or appeal the verdict and will vigorously pursue its appeal rights. While it is not possible to predict the ultimate outcome, ProLiance has recorded a reserve of $3.9 million, reflective of their assessment of the lower end of the range of possible outcomes in the case and inclusive of estimated ongoing litigation costs. In 2003, ProLiance had fully reserved for amounts due from Huntsville Utilities for services rendered under the contract. We are confident that ProLiance will continue its long track record as a leading natural gas service provider," said Carl L. Chapman, chief operating officer of Vectren.

As an equity investor in ProLiance, Vectren reflected its share of the charge, or $1.4 million after tax, in its 2004 results. The recording of this charge as of December 31, 2004, reduced previously reported net income for both the three and twelve months ended December 31, 2004 by $1.4 million and reported basic and diluted earnings per share in both periods by $0.02. As a result, net income for the three and twelve months ended December 31, 2004 is $40.1 million and $107.9 million, respectively. Earnings per share for the three and twelve month periods ended December 31, 2004 is $0.53 and $1.43, respectively. The charge had no effect on the previously reported results of Vectren Utility Holdings, Inc. The Company filed its 2004 Form 10-K that contains further discussion of this item with the Securities and Exchange Commission on March 2, 2005.

About Vectren
Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the midwest and southeast. These include gas marketing and related services; coal production and sales; and utility infrastructure services. To learn more about Vectren, visit www.vectren.com.

About ProLiance
ProLiance Energy, LLC is a natural gas marketer headquartered in Indianapolis, Indiana, with sales offices in Illinois, Kentucky, Michigan, Missouri, Ohio and Texas. ProLiance serves natural gas customers in 18 states in the midwest and southeast. ProLiance is jointly owned by affiliates of Citizens Gas and Coke Utility and Vectren Corporation.

Safe Harbor for Forward Looking Statements
This document contains forward-looking statements, which are based on management's beliefs and assumptions that derive from information currently known by management. Vectren wishes to caution readers that actual results could differ materially from those contained in this document. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that is provided to you is readily available in our report Form 10-K filed with the Securities and Exchange Commission on March 2, 2005.